Exhibit 10.12
REDEVELOPMENT CONTRACT
     This Redevelopment Contract is made and entered into as of the 31ST day of October, 2003, by and between the Community Redevelopment Authority of the City of Central City, Nebraska (“Authority”), and Platte Valley Fuel Ethanol, L.L.C., a Nebraska limited liability company (“Redeveloper”).
WITNESSETH:
     WHEREAS, Authority is a duly organized and existing community redevelopment authority, a body politic and corporate under the laws of the State of Nebraska, with lawful power and authority to enter into this Redevelopment Contract, acting by and through its Chair or Vice Chair and Members;
     WHEREAS, the City of Central City, Nebraska (the “City”), in furtherance of the purposes and pursuant to the provisions of Section 2 of Article VIII of the Nebraska Constitution and Sections 18-2101 to 18-2154, Reissue Revised Statutes of Nebraska, 1997, as amended (collectively the “Act”), and pursuant to Resolution No. 1398 of the City dated May 20,2003, has designated an area in the City as blighted and substandard; and
     WHEREAS, pursuant to Section 18-2119 of the Act, Authority has solicited proposals for redevelopment of the blighted and substandard area and Redeveloper submitted a redevelopment contract proposal;
     WHEREAS, Authority and Redeveloper desire to enter into this Redevelopment Contract for acquisition and redevelopment of a parcel in the blighted and substandard area;
     NOW, THEREFORE, in consideration of the Redevelopment Area and the mutual covenants and agreements herein set forth, Authority and Redeveloper do hereby covenant, agree and bind themselves as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.01 Terms Defined in this Redevelopment Contract.
     Unless the context otherwise requires, the following terms shall have the following meanings for all purposes of this Redevelopment Contract, such definitions to be equally applicable to both the singular and plural forms and masculine, feminine and neuter gender of any of the terms defined:

     “Act” means Section 2 of Article VIII of the Nebraska Constitution, Sections 18-2101 through 18-2154, Reissue Revised Statutes of Nebraska, 1997, as amended, and acts amendatory thereof and supplemental thereto.
     “Authority” means the Community Redevelopment Authority of the City of Central City, Nebraska.
     “Certificate of Completion” means a certificate, executed by a Manager or other duly authorized officer of Redeveloper, representing and warranting that the Project is substantially complete.
     “City” means the City of Central City, Nebraska.
     “Governing Body” means the Mayor and City Council of the City.
     “Holder” means the holders of TIF Indebtedness issued by the Authority from time to time outstanding.
     “Liquidated Damages Amount” means the amounts to be repaid to Authority by Redeveloper pursuant to Section 6.02 of this Redevelopment Contract.
     “Project” means the improvements to the Redevelopment Area, as further described in Exhibit B attached hereto and incorporated herein by reference and, as used herein, shall include the Redevelopment Area real estate.
     “Project Cost Certification” means a statement prepared and signed by an independent certified public accountant verifying the payment of Project Costs identified on Exhibit D.
     “Project Costs” means only costs or expenses incurred by Redeveloper to acquire, construct and equip the Project pursuant to the Act as identified on Exhibit D.
     “Redeveloper” means Platte Valley Fuel Ethanol, L.L.C., a Nebraska limited liability company.
     “Redevelopment Area” means that certain real property to be annexed to the City of Central City, Merrick County, Nebraska, which has been declared blighted and substandard by the City pursuant to the Act, and which is more particularly described on Exhibit A attached hereto and incorporated herein by this reference.
     “Redevelopment Contract” means this redevelopment contract between Authority and Redeveloper dated October 31, 2003, with respect to the Project.

     “Redevelopment Plan” means the Redevelopment Plan for the Redevelopment Area, prepared by the Authority and approved by the City pursuant to the Act, as amended from time to time, a true and correct copy of which is attached hereto as Exhibit B.
     “Resolution” means the Resolution of the Authority dated October 24, 2003, as supplemented from time to time, approving this Redevelopment Contract.
     “TIF Indebtedness” means any bonds, notes, loans, and advances of money or other indebtedness, including interest and premiums, if any, thereon, incurred by the Authority pursuant to Article III hereof and secured in whole or in part by TIF Revenues.
     “TIF Revenues” means incremental ad valorem taxes generated by the Project which are allocated to and paid to the Authority pursuant to the Act.
Section 1.02 Construction and Interpretation.
     The provisions of this Redevelopment Contract shall be construed and interpreted in accordance with the following provisions:
     (a) Wherever in this Redevelopment Contract it is provided that any person may do or perform any act or thing the word “may” shall be deemed permissive and not mandatory and it shall be construed that such person shall have the right, but shall not be obligated, to do and perform any such act or thing.
     (b) The phrase “at any time” shall be construed as meaning “at any time or from time to time,”
     (c) The word “including” shall be construed as meaning “including, but not limited to.”
     (d) The words “will” and “shall” shall each be construed as mandatory.
     (e) The words “herein”, “hereof,” “hereunder,” “hereinafter” and words of similar import shall refer to the Redevelopment Contract as a whole rather than to any particular paragraph, section or subsection, unless the context specifically refers thereto.
     (f) Forms of words in the singular, plural, masculine, feminine or neuter shall be construed to include the other forms as the context may require.
     (g) The captions to the sections of this Redevelopment Contract are for convenience only and shall not be deemed part of the text of the respective sections and shall not vary by implication or otherwise any of the provisions hereof.

ARTICLE II
REPRESENTATIONS
Section 2.01 Representations of Authority.
     Authority makes the following representations and findings:
     (a) Authority is a duly organized and validly existing community redevelopment authority under the Act.
     (b) The Redevelopment Plan has been duly approved and adopted by the City pursuant to Section 18-2109 through 18-2117 of the Act, and is hereby approved by the Authority.
     (c) The Authority has requested proposals for redevelopment of the Redevelopment Area pursuant to section 18-2119 of the Act, and deems it to be in the public interest and in furtherance of the purposes of the Act to accept the proposal submitted by Redeveloper as specified herein.
     (d) The Redevelopment Project will achieve the public purposes of the Act by, among other things, increasing employment, improving public infrastructure, increasing the tax base, and lessening conditions of blight and substandard in the Redevelopment Area.
     (e) (1) The Redevelopment Plan is feasible and in conformity with the general plan for the development of the City as a whole and the plan is in conformity with the legislative declarations and determinations set forth in the Act, and
          (2) (i) the Project would not be economically feasible without the use of tax-increment financing,
               (ii) the Project would not occur in the Redevelopment Area without the use of tax-increment financing, and
               (iii) the costs and benefits of the Project, including costs and benefits to other affected political subdivisions, the economy of the community, and the demand for public and private services have been analyzed by the City and have been found to be in the long- term best interest of the community impacted by the Project.
     (f) The Authority and the City have determined that the proposed land uses and building requirements in the Redevelopment Area are designed with the general purpose of accomplishing, in conformance with the general plan, a coordinated, adjusted, and harmonious development of the City and its environs which will, in accordance with present and future needs, promote health, safety, morals, order, convenience, prosperity, and the general welfare, as well as efficiency and economy in the process of development; including, among other things, adequate provision for traffic, vehicular parking, the promotion of safety from fire, panic, and other dangers, adequate provision for light and air, the promotion of the healthful and convenient distribution of population, the provision of adequate transportation, water, sewerage, and other public utilities, schools, parks, recreational and community facilities, and other public requirements, the promotion of sound design and arrangement, the wise and efficient expenditure of public funds, and the prevention of the recurrence of insanitary or unsafe dwelling accommodations, or conditions of blight.
Section 2.02 Representations of Redeveloper.
     The Redeveloper makes the following representations:
     (a) The Redeveloper is a Nebraska limited liability company, having the power to enter into this Redevelopment Contract and perform all obligations contained herein and by proper action has been duly authorized to execute and deliver this Redevelopment Contract.
     (b) The execution and delivery of the Redevelopment Contract and the consummation of the transactions therein contemplated will not conflict with or constitute a breach of or default under any bond, debenture, note or other evidence of indebtedness or any contract, loan agreement or lease to which Redeveloper is a party or by which it is bound, or result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of the property or assets of the Redeveloper contrary to the terms of any instrument or agreement.
     (c) There is no litigation pending or to the best of its knowledge threatened against Redeveloper affecting its ability to carry out the acquisition, construction, equipping and furnishing of the Project or the carrying into effect of this Redevelopment Contract or, except as disclosed in writing to the Authority, as to any other matter materially affecting the ability of Redeveloper to perform its obligations hereunder.
     (d) Any financial statements of the Redeveloper or its Members delivered to the Authority prior to the date hereof are true and correct in all respects and fairly present the financial condition of the Redeveloper and the Project as of the dates thereof; no materially adverse change has occurred in the financial condition reflected therein since the respective dates thereof; and no additional borrowings have been made by the Redeveloper since the date thereof except in the ordinary course of business, other than the borrowing contemplated hereby or borrowings disclosed to or approved by the Authority.
ARTICLE III
OBLIGATIONS OF THE AUTHORITY
Section 3.01 Division of Taxes
     In accordance with Section 18-2147 of the Act, the Authority hereby provides that any ad valorem tax on real property in the Project for the benefit of any public body be divided for a period of fifteen years after the effective date of this provision as set forth in this section. The effective date of this provision shall be January 1, 2004.
     (a) That proportion of the ad valorem tax which is produced by levy at the rate fixed each year by or for each public body upon the Redevelopment Project Valuation (as defined in the Act) shall be paid into the funds of each such public body in the same proportion as all other taxes collected by or for the bodies; and
          That proportion of the ad valorem tax on real property in the Redevelopment Area in excess of such amount, if any, shall be allocated to, is pledged to, and, when collected, paid into a special fund of the Authority to pay the principal of, the interest on, and any premiums due in connection with the bonds, loans, notes or advances of money to, or indebtedness incurred by, whether funded, refunded, assumed, or otherwise, such Authority for financing or refinancing, in whole or in part, such Project. When such bonds, loans, notes, advances of money, or indebtedness, including interest and premium due have been paid, the Authority shall so notify the County Assessor and County Treasurer and all ad valorem taxes upon real property in such Project shall be paid into the funds of the respective public bodies.
Section 3.02 Issuance of TIF Indebtedness
     Authority shall incur TIF Indebtedness in the form and principal amount and bearing interest and being subject to such terms and conditions as are specified on the attached Exhibit C. The TIF Indebtedness shall be issued as described in the resolution authorizing the issuance thereof and as described on the attached Exhibit C, The Authority shall, from time to time and subject to the provisions of the Act, issue additional Series B TIF Indebtedness secured by the TIF Revenues for the purpose of funding additional Project Costs, if projected TIF Revenues are projected to be sufficient to pay principal and interest on such additional TIF Indebtedness. Bonds or Notes representing the TIF Indebtedness, or a portion thereof, shall be delivered to the purchaser thereof upon receipt of payment therefore and a purchase agreement in a form satisfactory to the Authority. The Authority shall have the obligation to purchase any TIF Indebtedness or to locate a purchaser for any TIF Indebtedness for the two thirds of additional proceeds being granted to the City. The Redeveloper shall have the obligation to purchase any TIF Indebtedness or to locate a purchaser for any TIF indebtedness for the one third of additional proceeds being granted to the Redeveloper. Proceeds of the TIF Indebtedness shall be deposited in a special account of the Authority created for such purpose.
Section 3.03 Pledge of TIF Revenues
     The Authority hereby pledges the TIF Revenues as security for the TIF Indebtedness. All TIF Indebtedness issued pursuant to this Redevelopment Contact shall be secured on a parity basis, except as specifically provided herein.
     The pledge of TIF Revenues as security for the Series B Bonds shall be subordinate and subject to the pledge as security for the Series A Bonds.

Section 3.04 Grant of Proceeds of Bonds
     Authority will grant to Redeveloper $2,580,000 of the proceeds of the TIF Indebtedness incurred as described on Exhibit C. An additional amount of proceeds in the amount of $361,000 to pay interest payable on such TIF Indebtedness in 2004 and 2005 shall be retained by the Authority and applied for such purpose. All other proceeds shall be granted to the City to be utilized in connection with public improvements at the Project or, in lieu of the sale of Bonds necessary to fund such grant, such Bonds may be issued to the City.
     Notwithstanding the foregoing, the amount of the grant to Redeveloper shall not exceed the amount of Project Costs certified pursuant to Section 4.02. The grant shall be paid to the Redeveloper upon receipt of requisitions for Project Costs which include supporting documentation requested by Authority and shall, if requested by Redeveloper, be made in one or more advances.
     The proceeds of any additional TIF Indebtedness issued as provided in Section 3.02 shall be granted one third to Redeveloper (subject to certification of additional Project Costs), and two thirds to the City to be used for public improvements at the Project.
Section 3.05 Creation of Fund
     Authority will create a special fund to collect and hold the TIF Revenues. Such special fund shall be used for no purpose other than to pay TIF Indebtedness issued pursuant to Sections 3.02 and 3.03 above.
ARTICLE IV
OBLIGATIONS OF REDEVELOPER
Section 4.01 Construction of Project: Insurance
     (a) Redeveloper will complete the Project and install all improvements, buildings, fixtures, equipment and furnishings necessary to operate the Project. Redeveloper shall be solely responsible for obtaining all permits and approvals necessary to acquire, construct and equip the Project. Until construction of the Project has been completed, Redeveloper shall make reports in such detail and at such times as may be reasonably requested by the Authority as to the actual progress of Redeveloper with respect to construction of the Project. Promptly after completion by the Redeveloper of the Project, the Redeveloper shall furnish to the Authority a Certificate of Completion. The certification by the Redeveloper shall be a conclusive determination of satisfaction of the agreements and covenants in this Redevelopment Contract with respect to the obligations of Redeveloper and its successors and assigns to construct the Project. As used herein, the term “completion” shall mean substantial completion of the Project.

     (b) Any contractor chosen by the Redeveloper or the Redeveloper itself shall be required to obtain and keep in force at all times until completion of construction, policies of Insurance including coverage for contractors’ general liability and completed operations and a penal bond as required by the Act. The Authority and the Redeveloper shall be named as additional insureds. Any contractor chosen by the Redeveloper or the Redeveloper itself, as an owner, shall be required to purchase and maintain property insurance upon the Project to the full insurable value thereof. This insurance shall insure against the perils of fire and extended coverage and shall include “All Risk” insurance for physical loss or damage. The contractor or the Redeveloper, as the case may be, shall furnish the Authority with a Certificate of Insurance evidencing policies as required above. Such certificates shall state that the insurance companies shall give the Authority prior written notice in the event of cancellation of or material change in any of the policies.
Section 4.02 Cost Certification
     Redeveloper shall submit to Authority a certification of Project Costs, on or before the date of submission of the Certificate of Completion, acceptable to Authority, which shall contain detail and documentation showing the payment of Project Costs specified on the attached Exhibit D in an amount at least equal to the grant to Redeveloper pursuant to Section 3.04.
Section 4.03 Redeveloper to Operate Project.
     Redeveloper will operate the Project for not less than 15 years from the effective date of the provision specified in Section 3.01 of this Redevelopment Contract. The Project shall be operated in accordance with the provisions of this Redevelopment Contract.
Section 4.04 Authority Costs.
     Redeveloper shall pay, on the date of execution by Redeveloper of this Agreement, legal fees and costs of study in the amount of $80,000 incurred by the Authority for special counsel in connection with this Redevelopment Contract and the issuance of the TIF Indebtedness, and shall timely pay all fees and costs of the Authority in connection with the Bonds and all fees and costs of any trustee, paying agent or registrar with respect thereto.
Section 4.05 No Discrimination
     Redeveloper agrees and covenants for itself, its successors and assigns that as long as any TIF Indebtedness is outstanding, it will not discriminate against any person or group of persons on account of race, sex, color, religion, national origin, ancestry, disability, marital status or receipt of public assistance in connection with the Project. Redeveloper, for itself and its successors and assigns, agrees that during the construction of the Project, Redeveloper will not discriminate against any employee or applicant for employment because of race, religion, sex, color, national origin, ancestry, disability, marital status or receipt of public assistance. Redeveloper will comply with all applicable federal, state and local laws related to the Project.

Section 4.06 Pay Real Estate Taxes
     Redeveloper intends to create a taxable real property valuation of the Redevelopment Area and Project of Six Million Dollars ($6,000,000.00) no later than January 1,2004 and Twenty Million Dollars ($20,000,000) no later than January 1, 2005. During the period that any TIF Indebtedness is outstanding, Redeveloper will (1) not protest a real estate property valuation on the Redevelopment Area of Twenty Million Dollars ($20,000,000.00) or less after substantial completion or occupancy; (2) not convey the Redevelopment Area or structures thereon to any entity which would be exempt from the payment of real estate taxes or cause the nonpayment of such real estate taxes; and (3) cause all real estate taxes and assessments levied on the Redevelopment Area and Project to be paid prior to the time such become delinquent during the term that any Bonds are outstanding. All real estate taxes levied in the year 2018 shall be paid by Redeveloper on or before December 31,2018.
Section 4.07 Payment in Lieu of Taxes.
     Redeveloper agrees to make payments in lieu of taxes, immediately upon receipt of notice from Authority, if for any reason at any time TIF Revenues received by the Authority are not sufficient to pay principal and interest on the TIF Indebtedness when due. This payment in lieu of tax obligation shall be represented by a guaranty, note or other evidence of indebtedness and shall be secured by a deed of trust and security agreement on the Redevelopment Area and Project in favor of the Authority, which such mortgage or deed of trust shall be subordinate to the mortgages or deeds of trust described in Section 5.02. The Series A Bonds shall have priority over the Series B Bonds with respect to such guaranty or other obligation and any security therefor.
Section 4.08 No Assignment or Conveyance.
     Redeveloper shall not convey, assign or transfer the Redevelopment Area, the Project or any interest therein prior to the termination of the 15 year period commencing on the effective date specified in Section 3.01 hereof, without the prior written consent of the Authority, which the Authority shall grant or deny within fifteen (15) days of receipt of written request from Redeveloper, which consent shall not be unreasonably withheld, and which the Authority may make subject to any terms or conditions it deems appropriate, except for the following conveyances, which shall be permitted without consent of Authority:
          (a) any conveyance as security for indebtedness incurred by Redeveloper for Project Costs or any subsequent physical improvements to the Redevelopment Area, provided that any such conveyance shall be subject to the obligations of the Redeveloper pursuant to this Redevelopment Contract;
          (b) any conveyance to any person or entity which owns more than 50% of the voting equity interests of Redeveloper (if Redeveloper’s a corporation, partnership, limited liability company or other entity) or with respect to which Redeveloper owns more than 50% of the voting equity interests, provided that any such successor owner of the Project agrees to assume all obligations of the Redeveloper and be bound by all terms and conditions of this Redevelopment Contract;
          (c) if Redeveloper is a corporation, partnership or limited liability company, any merger, consolidation, split off, split-up, spin off or other reorganization of Redeveloper which does not result in a substantial change of control or management of the Redeveloper, provided that any such successor owner of the Project agrees to assume all obligations of the Redeveloper and be bound by all terms and conditions of this Redevelopment Contract.
ARTICLE V
FINANCING REDEVELOPMENT PROJECT; ENCUMBRANCES
Section 5.01 Financing
     Redeveloper shall pay all Project Costs and any and all other costs related to the Redevelopment Area and the Project which are in excess of the amounts paid from the proceeds of the TIF Indebtedness granted to Redeveloper. Prior to issuance of the TIF Indebtedness, Redeveloper shall provide Authority with evidence satisfactory to the Authority that private funds have been committed to the Redevelopment Project in amounts sufficient to complete the Redevelopment Project. Redeveloper shall timely pay all costs, expenses, fees, charges and other amounts associated with the Project.
Section 5.02 Encumbrances
     Redeveloper shall not create any lien, encumbrance or mortgage on the Project or the Redevelopment Area without the prior written consent of the Authority except encumbrances which secure indebtedness incurred to acquire, construct, equip and operate the Project or for any other physical improvements to the Redevelopment Area. Without limiting the generality of the foregoing, the Redeveloper may secure indebtedness incurred for such purposes in the amount of not to exceed $38,000,000 in the aggregate in connection with the initial acquisition, construction, equipping and operation of the Project with mortgages, deeds of trust and security agreements (and refinancings, substitutions and replacements thereof) which have priority over the security for the Project granted pursuant to Section 4.07 of this Agreement.
ARTICLE VI
DEFAULT, REMEDIES; INDEMNIFICATION
Section 6.01 General Remedies of Authority and Redeveloper.
     Subject to the further provisions of this Article VI, in the event of any failure to perform or breach of this Redevelopment Contract or any of its terms or conditions, by any party hereto or any successor to such party, such party, or successor, shall, upon written notice from the other, proceed immediately to commence such actions as may be reasonably designed to cure or remedy such failure to perform or breach which cure or remedy shall be accomplished within a reasonable time by the diligent pursuit of corrective action. In case such action is not taken, or diligently pursued, or the failure to perform or breach shall not be cured or remedied within a reasonable time, this Redevelopment Contract shall be in default and the aggrieved party may institute such proceedings as may be necessary or desirable to enforce its rights under this Redevelopment Contract, including, but not limited to, proceedings to compel specific performance by the party failing to perform or in breach of its obligations.
Section 6.02 Additional Remedies of Authority.
In the event that:
     (a) The Redeveloper, or successor in interest, fails to commence construction of the Project (which, for purposes of this paragraph shall mean expenditure or binding commitments to incur expenditures) of an amount equal to at least ten percent (10%) of the total projected cost of the Project by September 1,2003;
     (b) The Redeveloper, or successor in interest, shall fail to complete the construction of the Project on or before June 30,2004, or shall abandon construction work for any period of 90 days;
     (c) The Redeveloper, or successor in interest, shall fail to pay real estate taxes or assessments on the Redevelopment Area or any part thereof or payments in lieu of taxes pursuant to Section 4.07 when due, and such taxes or assessments or payments in lieu of taxes shall not have been paid, or provisions satisfactory to the Authority made for such payment within 30 days following written notice from Authority; or
     (d) There is, in violation of Section 4.08 of this Redevelopment Contract, transfer of the Redevelopment Area or any part thereof and such failure or action by the Redeveloper has not been cured within 30 days following written notice from Authority, then the Redeveloper shall be in default of this Redevelopment Contract.
     In the event of such failure to perform, breach or default occurs and is not cured in the period herein provided, the parties agree that the damages caused to the Authority would be difficult to determine with certainty and that a reasonable estimation of the amount of damages that could be incurred is the amount of the grant to Redeveloper pursuant to Section 3.05 of this Redevelopment Contract, less any reductions in the principal amount of the TIF Indebtedness, plus interest on such amounts as provided herein (the “Liquidated Damages Amount”). The Liquidated Damages Amount shall be paid by Redeveloper to Authority within 30 days of demand from Authority.
     Interest shall accrue on the Liquidated Damages Amount at the rate of one percent (1%) over the prime rate as published and modified in the Wall Street Journal from time to time and interest shall commence from the date that the Authority gives notice to the Redeveloper demanding payment.
     Payment of the Liquidated Damages Amount shall not relieve Redeveloper of its obligation to pay real estate taxes or assessments or payments in lieu of taxes with respect to the Project.
Section 6.03 Remedies in the Event of Other Redeveloper Defaults
     In the event the Redeveloper fails to perform any other provisions of this Redevelopment Contract (other than those specific provisions contained in Section 6.02), the Redeveloper shall be in default. In such an instance, the Authority may seek to enforce the terms of this Redevelopment Contract or exercise any other remedies that may be provided in this Redevelopment Contract or by applicable law; provided, however, that the default covered by this Section shall not give rise to a right of rescission or termination of this Redevelopment Contract, and shall not be covered by the Liquidated Damages Amount.
Section 6.04 Enforced Delay Beyond Party’s Control
     For the purposes of any of the provisions of this Redevelopment Contract, neither the Authority nor the Redeveloper, as the case maybe, nor any successor in interest, shall be considered in breach of or default in its obligations with respect to the conveyance or preparation of the Redevelopment Area for redevelopment, or the beginning and completion of construction of the Project, or progress in respect thereto, in the event of enforced delay in the performance of such obligations due to unforeseeable causes beyond its control and without its fault or negligence, including, but not restricted to, acts of God, or of the public enemy, acts of the Government, acts of the other party, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, and unusually severe weather or delays in subcontractors due to such causes; it being the purpose and intent of this provision that in the event of the occurrence of any such enforced delay, the time or times for performance of the obligations of the Authority or of the Redeveloper with respect to construction of the Project, as the case may be, shall be extended for the period of the enforced delay: Provided, that the party seeking the benefit of the provisions of this section shall, within thirty (30) days after the beginning of any such enforced delay, have first notified the other party thereof in writing, and of the cause or causes thereof and requested an extension for the period of the enforced delay.
Section 6.05 Limitation of Liability: Indemnification.
     Notwithstanding anything in this Article VI or this Redevelopment Contract to the contrary, neither Authority, City, nor their officers, directors, employees, agents or their governing bodies shall have any pecuniary obligation or monetary liability under this Redevelopment Contract. The sole obligation of the City and the Authority under this Redevelopment Contract shall be the issuance of the TIF Indebtedness and granting the proceeds thereof to Redeveloper as set forth in Article III. The obligation of the Authority on any TIF Indebtedness shall be limited solely to the TIF Revenues pledged as security for such TIP Indebtedness. Specifically, but without limitation, neither City nor Authority shall be liable for any costs, liabilities, actions, demands, or damages for failure of any representations, warranties or obligations hereunder. The Redeveloper releases the Authority and the City from, and agrees that the Authority and the City shall not be liable for, and agrees to indemnify and hold the Authority and the City harmless from any liability for any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Project.
     The Redeveloper will indemnify and hold each of the Authority and the City and their directors, officers, agents, employees and member of their governing bodies free and harmless from any loss, claim, damage, demand, tax, penalty, liability, disbursement, expense, including litigation expenses, attorneys’ fees and expenses, or court costs arising out of any damage or injury, actual or claimed, of whatsoever kind or character, to property (including loss of use thereof) or persons, occurring or allegedly occurring in, on or about the Project during the term of this Redevelopment Contract or arising out of any action or inaction of Redeveloper, whether or not related to the Project, or resulting from or in any way connected with specified events, including the management of the Project, or in any way related to the enforcement of this Redevelopment Contract or any other cause pertaining to the Project.
ARTICLE VII
MISCELLANEOUS
Section 7.01 Notice Recording
     This Redevelopment Contract or a notice memorandum of this Redevelopment Contract shall be recorded with the County Register of Deeds in which the Redevelopment Area is located.
Section 7.02 Governing Law
     This Redevelopment Contract shall be governed by the laws of the State of Nebraska, including but not limited to the Act.
Section 7.03 Binding Effect: Amendment
     This Redevelopment Contract shall be binding on the parties hereto and their respective successors and assigns. This Redevelopment Contract shall run with the Redevelopment Area. The Redevelopment Contract shall not be amended except by a writing signed by the party to be bound.
     IN WITNESS WHEREOF, Authority and Redeveloper have signed this Redevelopment Contract as of the date and year first above written.
COMMUNITY REDEVELOPMENT

ATTEST:			AUTHORITY OF THE CITY OF
CENTRAL CITY, NEBRASKA

/s/ Chris Anderson			By:	/s/ Janet L. Placke

Secretary				Its Chair

STATE OF NEBRASKA	)
	)	ss.
COUNTY OF MERRICK	)
     The foregoing instrument was acknowledged before me this 8th day of December, 2003, by Janet L. Placke and Chris Anderson, Chair and Secretary, respectively, of the Community Redevelopment Authority of the City of Central City, Nebraska, on behalf of the Authority.

(SEAL)			/s/ Clifford F. Mesner

Notary Public

PLATTE VALLEY FUEL ETHANOL, L.L.C.,
Redeveloper

			By:	/s/ Ron Fagen

Fagen, Inc. as initial investor, initial member and as current sole manager.

STATE OF MINNESOTA	)
	)	ss.
COUNTY OF YELLOW MEDICINE	)
     The foregoing instrument was acknowledged before me this 2nd day of December 2003, by *SEE BELOW, Manager of Platte Valley Fuel Ethanol, L.L.C., on behalf of the limited liability company.

/s/ Kevin Stroup
Notary Public

*Ron Fagen, CEO and President of Fagen, Inc., as initial investor, initial member and as current sole

EXHIBIT A
DESCRIPTION OP REDEVELOPMENT AREA
     A tract of land comprising a part of the Southwest Quarter (SW1/4), part of the Southeast Quarter (SE1/4) and all of Tax Lot One (1) in Section Eleven (11), Township Thirteen (13) North, Range Six (6) West of the 6th P.M., Merrick County, Nebraska, more particularly described as follows:
     First to ascertain the actual point of beginning, start at the Northwest corner of said Southeast Quarter (SE1/4); thence Southerly along and upon the West line of said Southeast Quarter (SE1/4) for a distance of Fifty (50.00) feet to the point of beginning; thence continuing Southerly along and upon the West line of said Southeast Quarter (SE1/4) for a distance of Five (5.00) feet; thence deflecting left 89º09’16” and running Easterly along and upon the South line of Deeded Road right-of-way for a distance of One Thousand Three Hundred Forty-Eight and Ninety-Four Hundredths (1348.94) feet; thence deflecting left 90º39’34” and running Northerly along and upon the West line of Tax Lot One (1) for a distance of Fifteen (15.00) feet to the Northwest corner of said Tax Lot One (1); thence Easterly along and upon the South line of Deeded Road right-of-way also being the North line of said Tax Lot One (1) for a distance of Two Hundred Sixty (260.00) feet; thence Southerly along and upon the East line of said Tax Lot One (1) for a distance of Three Hundred Sixteen (316.00) feet; thence Westerly along and upon the South line of said Tax Lot One (1) and extending for a total distance of Two Hundred Seventy-One (271.00) feet; thence deflecting left 90°10’06” and running Southerly for a distance of Seven Hundred Forty-Nine and Eighty-Seven Hundredths (749.87) feet; thence deflecting right 90° 16’40” and running Westerly for a distance of One Thousand One Hundred Ninety-One and Ninety-Six Hundredths (1191.96) feet to a point on the Northeast right-of-way line of the Union Pacific Railroad; thence Northwesterly along and upon the Northeast right-of-way line of said Union Pacific railroad for a distance of Seven Hundred One and Ninety-Two Hundredths (701.92) feet; thence Northeasterly along and upon the Northeast right-of-way line of said Union Pacific Railroad for a distance of One Hundred (100,00) feet; thence Northwesterly along and upon the Northeast right-of-way line of said Union Pacific Railroad for a distance of Five Hundred Seventy-Eight and Ten Hundredth (578.10) feet to a point on the South right-of-way line of Deeded Road; thence Easterly along and upon the South right-of-way line of Deeded Road for a distance of Five Hundred Seventy-Seven and Thirty-One Hundredths (577.31) feet to the point of beginning and containing 39.63 acres, more or less.

EXHIBIT B
DESCRIPTION OF PROJECT
     An ethanol production facility, including all necessary receiving, storage, processing, pollution control, waste handling, and shipping buildings, equipment and furnishings and ancillary facilities sufficient to produce approximately 40 million gallons of anhydrous ethanol annually.

EXHIBIT C
TIF INDEBTEDNESS
SERIES A

1.	Principal Amount:	$2,941,000.00

2.	Payments:	Interest only on each June 1 and December 1 in 2004 and 2005 . Thereafter, principal and interest semiannually, in amounts sufficient to fully pay the TIF Indebtedness in full on or before December 31, 2018, as set forth in the Resolution of the Authority.

3.	Interest Rate:	Not to exceed ten percent (10%) per annum, as set by the Resolution of the Authority.

4.	Maturity Date:	On or before December 31, 2018.

5.	Security:	First pledge of TIF Revenues and subordinate pledge of assets of Redeveloper.

SERIES B

1.	Principal Amount:	$728,488.80 initially, with possible subsequent amounts pursuant to Section 3.02.

2.	Payments:	Interest only payable (or compounding) on June 1 and December 1 in 2004 and 2005. Thereafter, principal and interest payable (or compounding) semi-annually, in amounts sufficient to fully pay the TIF Indebtedness in full on or before December 31, 2018 as set forth in the Resolution of the Authority.

3.	Interest Rate:	Not to exceed ten percent (10%) per annum, as set by the Resolution of the Authority.

4.	Maturity Date:	On or before December 31, 2018.

5.	Security:	Pledge of TIP Revenues subordinate to pledge as security for the Series A Bonds and subordinate (to Series A Bonds and other permitted indebtedness) of assets of Redeveloper.

EXHIBIT D
PROJECT COSTS
All Project Costs payable from the proceeds of TIF Indebtedness pursuant to the Act including:
1.	Redevelopment Area Acquisition cost

2.	Site work and site preparation

3.	Utility extensions, installation of gas, water, sewer and electrical lines and equipment

4.	Construction of roadways and rail service lines

5.	Pollution control equipment

EXHIBIT E
REDEVELOPMENT PLAN
DESCRIPTION OF PROJECT AND
DEVELOPERS REDEVELOPMENT PLAN FOR
PLATTE VALLEY FUEL ETHANOL, L.L.C., FACILITY
OVERVIEW:
     This Plan is intended to redevelop an area that has been annexed to the City of Central City, Merrick County, Nebraska, which has been declared blighted and substandard within the meaning of the Community Development Law of the State of Nebraska. This property will be used to develop an agricultural production facility, within the meaning of Section 17-405.01 of the Nebraska Revised Statutes.
     The Developer will rehabilitate the real estate shown on Exhibit A to the Redevelopment Contract by constructing a 40,000,000 gallon ethanol production facility on the real estate
     The Developer will not develop the project in the redevelopment area or elsewhere without the benefit of tax increment financing. The costs of the project are simply too great to be absorbed by the Developers without the assistance of tax increment financing. All financing for the project is entirely contingent on the grant set forth in the Redevelopment Contract to which this exhibit is attached. The Developers propose that the Community Redevelopment Authority Issue a bond to be repaid from the incremental tax revenues generated by the Redevelopment Project pursuant to Section 18-2147 of the Nebraska Revised Statutes, for a period of 15 years from an effective date of January 1, 2004. The Developers will use the proceeds of the bond to assist in the construction and acquisition of the project to include necessary operating capital used in such acquisition.
THE REDEVELOPMENT PLAN:
     1. Relationship of Plan to local objectives for appropriate land use. This Plan contemplates a change in current land use. The land use will be changed from row crop agricultural, with one home site to an ethanol production facility. Current zoning allows for the use contemplated by the Plan. Reutilization of the existing real estate meets existing local objectives for appropriate land use for the area affected by this Plan.
     2. Relationship of Plan to local objectives for improved traffic flow and public utilities in Plan area. This Plan contemplates no relocation of the existing access roads. However, a subdivision plat will be filed with roadways thereon, as shown on attachment E 2 hereto. This will allow trucks delivering corn and hauling off distillers grains to have those units totally on site and off of state and county road ways, while waiting to load and unload. There will be a slight burden on traffic flow as more than 30 employees will work at the facility on a full time basis. Additional deliveries and outbound product will cause additional traffic.
     3. Relationship of Plan to local objectives for community facilities. This Plan neither provides nor requires any additional community facilities. However, it will provide an attractive expanded industrial facility providing employment to members of the communities of Central City and Merrick County.
     4. Redevelopment Project boundaries. Attachment E 1, shows the boundaries of the project. The property is currently improved with one residence with outbuildings.
     5. Proposed land use Plan. Attachment E 2, shows the proposed land use Plan after redevelopment as an ethanol production facility.
     6. Information on standards for population densities; land coverage; building intensities; and land coverage after redevelopment. Population density will change for the area. A 40,000,000 gallon ethanol plant be added to the real estate. Attachment E 3, shows the land coverage of the various proposed improvements.
     7. Statement regarding change in street layouts. This Plan proposes no change in street layout. The internal street and driveway layout is shown on attachment E 2.
     8. Site Plan after redevelopment. Attachment E 2, is an accurate site plan of the Redevelopment Project after redevelopment.
     9. Statement as to the kind and number of additional public facilities or utilities required to support land use after redevelopment. Electrical service will be provided by Southern Public Power District, or the City of Central City, as those entities shall determine. The City or the District will provide sufficient power to the property through a separate agreement with Platte Valley Fuel Ethanol, L.L.C.
     10. Public cost/benefit analysis. This Plan requires that the Developers will construct and own an ethanol production facility. The Developers will provide all financing for the project, beyond the grant provided in the Attached Redevelopment Contract. The Authority will either find investors for the 2003 A bonds issued by the Authority, or purchase such bonds outright. Such bonds shall not be backed by the City or the Authority, and will only be repaid from the increased ad valorem tax stream created by the project rehabilitation, over a 15 year period commencing January 1, 2004. All ad valorem taxes currently being paid by the facility will continue to be paid to the normal taxing authorities, including the school district, the City of Central City, and Merrick County, subject to current valuation adjustment. After the 15-year TIF period, the increased taxes will also be paid to the normal taxing authorities.

     11. Tax benefit. Currently the real estate is improved. The real estate taxes from the property shown on Exhibit A, will continue to be paid to the taxing authorities, incremental tax revenue will be pledged for the 15-year period. After the 15-year TIF period the additional estimated tax paid to the taxing entities will be approximately $400,000 annually.
     12. Employees. The project will result in the addition of many employees but it is estimated that most employees will come from the surrounding area, therefore, no undue stress on the school system, police or fire protection is contemplated. Current housing in Central City is adequate for the current employees.
     13. Pledge of Incremental Taxes. Pursuant to Section 18-2147 of the Act, any ad valorem tax levied upon real property in the Redevelopment Project specified in the Plan, shall be divided, for the period not to exceed 15 years after the effective date of the provision, which effective date shall be January 1, 2004.
        a. That portion of the ad valorem tax which is produced by levy at the rate fixed each year by or for each public body upon the Redevelopment Project valuation shall be paid into the funds of each such public body in the same proportion as all other taxes collected by or for the bodies; and
        b. That portion of the ad valorem tax on real properly in the Redevelopment Project in excess of such amount, if any, shall be allocated to and, when collected, paid into a special fund of the Authority to pay the principal of; the interest on, and any premiums due in connection with the bonds, loans, notes, or advances on money to, or indebtedness incurred by, whether funded, refunded, assumed, or otherwise, such Authority for financing or refinancing, in whole or in part, a Redevelopment Project. When such bonds, loans, notes, advances of money, or indebtedness including interest and premium due have been paid, the Authority shall so notify the County Assessor and County Treasurer and all ad valorem taxes upon real property in such Redevelopment Project shall be paid into the funds of the respective public bodies.

Attachment E-l
     Attachment E 1, shows the boundaries of the project. The property is currently improved with one residence with outbuildings.

ATTACHMENT E — 1

Attachment E-2
     Attachment E 2, shows the proposed land use Plan after redevelopment as an ethanol production facility. Attachment E 2, is an accurate site plan of the Redevelopment Project after redevelopment.

Attachment E — 2

Attachment E-3
     Attachment E 3, shows the land coverage of the various proposed improvements.

Attachment E-3